AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN
JEFFREY SLOAN
AND GLOBAL PAYMENTS INC.

Whereas, Global Payments Inc. (“Global”) and Jeffrey Sloan (“Executive”) are parties to an Employment Agreement dated March 30, 2010 (the “Agreement”); and

Whereas, the parties now desire to further amend certain of the terms of the Agreement;

Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto acknowledge that the Agreement is hereby amended as follows:

1.    Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

“Executive is hereby employed as the President and Chief Executive Officer of the Company as of October 1, 2013. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such positions as shall be assigned to him by the Board of Directors of the Company (the “Board”), which shall be consistent with the duties, responsibilities, and authority of persons holding such positions in a publicly traded company engaged in similar lines of business. Executive shall report directly and exclusively to the Board.”

Except as modified hereby, the terms and conditions of the Agreement shall remain in full force and effect; provided, however, that if any term or condition of the Agreement conflicts with or is inconsistent with any term or condition of this Amendment, such terms and conditions hereof shall prevail and be controlling.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers duly authorized as of the 1st day of October, 2013.

EXECUTIVE:	GLOBAL PAYMENTS INC.

/s/ Jeffrey Sloan	By: /s/ Suellyn P. Tornay
Date: October 1, 2013	Title: Executive Vice President and General Counsel